HCI Group to Redeem 4.25% Convertible Senior Notes

Tampa, Fla. – January 10, 2024 – HCI Group, Inc. (NYSE: HCI), a holding company with operations in homeowners insurance, information technology services, real estate, and reinsurance, has notified holders of its 4.25% Convertible Senior Notes that it has elected to redeem the remaining $24 million principal balance of the Notes. The redemption date is March 15, 2024. As a result of this notice, the Notes became immediately convertible into HCI common shares. The current conversion rate, which is subject to adjustment, is 16.5893 common shares per $1,000 principal amount of the Notes. The company expects all holders will elect to convert their Notes. Such conversions will have no impact on HCI’s diluted share count.

“HCI has taken several steps over the past few years to strengthen its balance sheet. This latest conversion helps simplify our balance sheet and reduce our debt-to-capital ratio,” said Paresh Patel, HCI’s chairman and chief executive officer. “The company continues to have significant liquidity at the holding company to execute on our future business initiatives.”

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners insurance, information technology services, insurance management, real estate, and reinsurance. HCI’s leading insurance operation, TypTap Insurance Company, is a technology-driven homeowners insurance company. TypTap’s operations are powered in large part by insurance-related information technology developed by HCI’s software subsidiary, Exzeo USA, Inc. HCI’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., provides homeowners insurance primarily in Florida. HCI’s real estate subsidiary, Greenleaf Capital, LLC, owns and operates multiple properties in Florida, including office buildings, retail centers and marinas.

The company's common shares trade on the New York Stock Exchange under the ticker symbol "HCI" and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance that all holders will elect to convert their Notes or that the company will have sufficient funds to fully fund its business initiatives. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:
Bill Broomall, CFA
Investor Relations
HCI Group, Inc.
Tel (813) 776-1012
wbroomall@typtap.com

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

Tel 949-574-3860

HCI@gatewayir.com